Exhibit 99.1

Home Bancorp Reports 2015 Second Quarter Results And Increases Its Quarterly Dividend

LAFAYETTE, La., July 28, 2015 /PRNewswire/ -- Home Bancorp, Inc. (Nasdaq: "HBCP") (the "Company"), the parent company of the 107-year-old Home Bank, N.A. (the "Bank") (www.home24bank.com), reported net income of $2.8 million for the second quarter of 2015, which was equivalent to the first quarter of 2015 and was a slight increase of $87,000, or 3%, compared to the second quarter of 2014. The second quarter of 2015 includes merger-related expenses, net of taxes, totaling $232,000 related to the pending acquisition of Louisiana Bancorp, Inc. (Nasdaq: "LABC"). The second quarter of 2014 also includes merger-related expenses, net of taxes, totaling $218,000 related to the acquisition of Britton & Koontz Capital Corporation ("Britton & Koontz") in February 2014. Excluding merger-related expenses, net income for the second quarter of 2015 increased 8% and 3%, respectively, compared to the first quarter of 2015 and second quarter of 2014.

Diluted earnings per share were $0.41 for the second quarter of 2015, equal to the first quarter of 2015 and $0.01, or 3%, higher than the second quarter of 2014. Excluding merger-related expenses, diluted earnings per share were $0.44 for the second quarter of 2015, an increase of 7% and 2% compared to the first quarter of 2015 and the second quarter of 2014, respectively.

"We made yet another significant investment in our earnings capacity during the second quarter with our planned acquisition of Bank of New Orleans," stated John W. Bordelon, President and Chief Executive Officer of the Company and the Bank. "We remain on target for a fourth quarter completion of the merger."

"Although loan demand wasn't as strong as the first quarter, our success in reducing nonperforming assets continued," added Bordelon. "Nonperforming assets decreased another $4.1 million, or 18%, during the second quarter of the year."

The Company also announced that its Board of Directors increased its cash dividend $0.01 to $0.08 per share, payable on August 21, 2015, to shareholders of record as of August 10, 2015.

Acquisition of Louisiana Bancorp, Inc.

As previously disclosed on June 18, 2015, the Company entered into a definitive agreement to merge with Louisiana Bancorp, Inc., the holding company of the 106-year-old Bank of New Orleans ("BNO"). Under the terms of the agreement, LABC will be merged with and into Home Bancorp in a two-step transaction and BNO will be merged with and into the Bank. Shareholders of LABC will receive $24.25 per share in cash upon completion of the merger. The merger, which is expected to be completed in the fourth quarter of 2015, remains subject to approval by LABC's shareholders, regulatory agencies and the satisfaction of all other customary conditions. Upon completion of the merger, the combined company will have total assets of approximately $1.5 billion, $1.2 billion in loans and $1.2 billion in deposits.

Loans and Credit Quality

Loans totaled $915.6 million at June 30, 2015, a decrease of $6.5 million, or 1%, from March 31, 2015, and an increase of $7.9 million, or 1%, from June 30, 2014. During the second quarter of 2015, the decrease in loans related primarily to commercial real estate loans (down $14.7 million), which was partially offset by increases in construction and land loans (up $5.2 million) and commercial and industrial loans (up $3.0 million).

The following table sets forth the composition of the Company's loan portfolio as of the dates indicated.

	June 30,	December 31,	Increase/(Decrease)
(dollars in thousands)	2015	2014	Amount	Percent
Real estate loans:
One- to four-family first mortgage	$233,492	$233,249	$243	-%
Home equity loans and lines	54,923	56,000	(1,077)	(2)
Commercial real estate	340,595	352,863	(12,268)	(3)
Construction and land	94,145	89,154	4,991	6
Multi-family residential	30,601	27,375	3,226	12
Total real estate loans	753,756	758,641	(4,885)	(1)
Other loans:
Commercial and industrial	115,143	104,446	10,697	10
Consumer	46,653	45,881	772	2
Total other loans	161,796	150,327	11,469	8
Total loans	$915,552	$908,968	$6,584	1%

Nonperforming assets ("NPAs") totaled $18.3 million at June 30, 2015, a decrease of $4.1 million, or 18%, compared to March 31, 2015 and a decrease of $8.3 million, or 31%, compared to June 30, 2014. Of the $18.3 million in total NPAs at June 30, 2015, $13.6 million was attributable to our acquisitions of Statewide Bank, GS Financial Corp. and Britton & Koontz. The ratio of total NPAs to total assets was 1.48% at June 30, 2015, compared to 1.81% at March 31, 2015 and 2.11% at June 30, 2014. Excluding acquired assets, the ratio of NPAs to total assets was 0.44% at June 30, 2015, compared to 0.44% at March 31, 2015 and 0.45% at June 30, 2014.

The Company recorded net loan charge-offs of $100,000 during the second quarter of 2015, compared to net loan charge-offs of $26,000 and $157,000 in the first quarter of 2015 and the second quarter of 2014, respectively. The Company's provision for loan losses for the second quarter of 2015 was $294,000, compared to $538,000 for the first quarter of 2015 and $811,000 for the second quarter of 2014.

The ratio of allowance for loan losses to total loans was 0.92% at June 30, 2015, compared to 0.90% and 0.85% at March 31, 2015 and June 30, 2014, respectively. Excluding acquired loans, the ratio of the allowance for loan losses to total loans was 1.09% at June 30, 2015, compared to 1.07% and 1.10% at March 31, 2015 and June 30, 2014, respectively.

Investment Securities Portfolio

The Company's investment securities portfolio totaled $192.6 million at June 30, 2015, an increase of $7.2 million, or 4%, from March 31, 2015, and an increase of $2.4 million, or 1%, from June 30, 2014. At June 30, 2015, the Company had a net unrealized gain on its investment securities portfolio of $1.7 million, compared to net unrealized gains of $2.6 million and $1.8 million at March 31, 2015 and June 30, 2014, respectively. The Company's investment securities portfolio had a modified duration of 3.7 years at June 30, 2015, compared to 3.4 and 4.1 years at March 31, 2015 and June 30, 2014, respectively.

Deposits

Total deposits were $1.0 billion at June 30, 2015, an increase of $4.4 million, or less than 1%, from March 31, 2015, and an increase of $49.2 million, or 5%, from June 30, 2014. During the second quarter of 2015, core deposits (i.e., checking, savings and money market accounts) increased $9.3 million, or 1%, from March 31, 2015, and increased $75.9 million, or 10%, from June 30, 2014.

The following table sets forth the composition of the Company's deposits at the dates indicated.

	June 30,	December31,	Increase / (Decrease)
(dollars in thousands)	2015	2014	Amount	Percent
Demand deposit	$266,204	$267,660	$(1,456)	(1)%
Savings	86,153	81,145	5,008	6
Money market	249,939	219,456	30,483	14
NOW	217,641	204,536	13,105	6
Certificates of deposit	211,035	220,775	(9,740)	(4)
Total deposits	$1,030,972	$993,572	$37,400	4%

Share Repurchases

The Company purchased 49,200 shares of its common stock during the second quarter of 2015 at an average price per share of $22.11. As of July 22, 2015, an additional 38,396 shares remain eligible for purchase under the June 2013 stock repurchase plan. The tangible book value per share of the Company's common stock was $21.47 at June 30, 2015.

Net Interest Income

Net interest income for the second quarter of 2015 totaled $12.8 million, an increase of $273,000, or 2%, compared to the first quarter of 2015, and a decrease of $337,000, or 3%, compared to the second quarter of 2014. The Company's net interest margin was 4.47% for the second quarter of 2015, four basis points lower than the first quarter of 2015 and 17 basis points lower than the second quarter of 2014. The decrease in the net interest margin in the second quarter of 2015 compared to the second quarter of 2014 was primarily the result of lower loan yields and the mix of interest-earning assets. The decrease in the net interest margin in the second quarter of 2015 compared to the first quarter of 2015 was primarily due to higher balances of lower-yielding other interest-earning assets.

The following table sets forth the Company's average volume and rate of its interest-earning assets and interest-bearing liabilities for the periods indicated. Taxable equivalent ("TE") yields on investment securities are calculated using a marginal tax rate of 35%.

	For the Three Months Ended
	June 30, 2015		March 31, 2015		June 30, 2014
(dollars in thousands)	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Interest-earning assets:
Loans receivable:
Originated loans	$739,432	5.14%	$727,162	5.18%	$654,859	5.41%
Acquired loans	176,442	6.89	191,947	6.23	243,264	6.55
Investment securities (TE)	187,682	2.13	184,331	2.18	191,732	2.22
Other interest-earning assets	40,888	0.64	15,044	0.91	40,828	0.46
Total interest-earning assets	1,144,444	4.75	1,118,484	4.81	1,130,683	4.94

Interest-bearing liabilities:
Deposits:
Savings, checking, and money market	570,914	0.22	523,535	0.23	493,892	0.23
Certificates of deposit	213,029	0.72	219,066	0.73	241,107	0.70
Total interest-bearing deposits	783,943	0.36	742,601	0.37	734,999	0.38
Securities sold under repurchase agreements	20,128	0.37	20,295	0.37	20,819	0.36
FHLB advances	19,125	2.17	35,441	1.23	96,169	0.48
Total interest-bearing liabilities	$823,196	0.40	$798,337	0.41	$851,987	0.39

Net interest spread (TE)		4.35%		4.40%		4.55%
Net interest margin (TE)		4.47%		4.51%		4.64%

Noninterest Income

Noninterest income for the second quarter of 2015 totaled $2.0 million, a decrease of $40,000, or 2%, compared to the first quarter of 2015 and a decrease of $213,000, or 10%, compared to the second quarter of 2014. The decrease in noninterest income in the second quarter of 2015 compared to the first quarter of 2015 resulted primarily from decreases in gains on the sale of mortgage loans (down $105,000) and other income (down $61,000), which were partially offset by increases in bank card fees (up $72,000) and service fees and charges (up $62,000).

The decrease in noninterest income in the second quarter of 2015 compared to the second quarter of 2014 resulted primarily from decreases in gains on the sale of mortgage loans (down $171,000) and other income (down $98,000), which were partially offset by increases in bank card fees (up $69,000).

Noninterest Expense

Noninterest expense for the second quarter of 2015 totaled $10.2 million, an increase of $509,000, or 5%, compared to the first quarter of 2015 and a decrease of $142,000, or 1%, compared to the second quarter of 2014. Noninterest expense for the second quarter of 2015 includes $256,000 of merger expenses related to the pending acquisition of LABC and the second quarter of 2014 includes $331,000 of merger expenses related to the acquisition of Britton & Koontz.

The increase in noninterest expense in the second quarter of 2015 compared to the first quarter of 2015 resulted primarily from increases in compensation and benefits (up $302,000) and professional fees (up $237,000). Excluding merger-related expenses, noninterest expense for the second quarter of 2015 totaled $10.0 million, an increase of $253,000, or 3%, compared to the first quarter of 2015.

The decrease in noninterest expense for the second quarter of 2015 compared to the second quarter of 2014 resulted primarily from decreases in other expenses (down $314,000), data processing and communications (down $145,000), marketing and advertising (down $132,000), forms printing and supplies (down $68,000) and expenses on foreclosed assets (down $59,000), which were partially offset by higher compensation and benefits (up $350,000) and professional fees (up $247,000). Excluding merger-related expenses, noninterest expense for the second quarter of 2015 decreased $67,000, or 1%, compared to the second quarter of 2014.

Non-GAAP Reconciliation

	For the Three Months Ended
(dollars in thousands)	June 30, 2015	March 31, 2015	June 30, 2014

Reported noninterest expense	$10,228	$9,719	$10,370
Less: Merger-related expenses	256	-	331
Non-GAAP noninterest expense	$9,972	$9,719	$10,039

Reported net income	$2,840	$2,848	$2,753
Add: Merger-related expenses (after tax)	232	-	218
Non-GAAP net income	$3,072	$2,848	$2,971

Diluted EPS	$0.41	$0.41	$0.40
Less: Merger-related expenses	0.03	-	0.03
Non-GAAP EPS	$0.44	$0.41	$0.43

This news release contains financial information determined by methods other than in accordance with generally accepted accounting principles ("GAAP"). The Company's management uses this non-GAAP financial information in its analysis of the Company's performance. In this news release, information is included which excludes acquired loans and the impact of merger-related expenses. Management believes the presentation of this non-GAAP financial information provides useful information that is helpful to a full understanding of the Company's financial position and core operating results. This non-GAAP financial information should not be viewed as a substitute for financial information determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP financial information presented by other companies.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Home Bancorp's Annual Report on Form 10-K for the year ended December 31, 2014, describes some of these factors, including risk elements in the loan portfolio, the level of the allowance for losses on loans, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

HOME BANCORP, INC. AND SUBSIDIARY
CONDENSED STATEMENTS OF FINANCIAL CONDITION

	June 30,	June 30,	%	March 31,	December 31,
	2015	2014	Change	2015	2014
Assets
Cash and cash equivalents	$ 30,227,762	$ 56,326,293	(46)%	$ 30,175,858	$ 29,077,907
Interest-bearing deposits in banks	5,526,000	5,771,000	(4)	5,526,000	5,526,000
Investment securities available for sale, at fair value	178,078,713	179,201,896	(1)	171,488,522	174,800,516
Investment securities held to maturity	14,489,250	10,983,829	32	13,912,512	11,705,470
Mortgage loans held for sale	6,696,133	5,700,222	18	5,622,509	4,516,835
Loans, net of unearned income	915,552,159	907,613,035	1	922,088,691	908,967,871
Allowance for loan losses	(8,465,718)	(7,757,944)	9	(8,271,676)	(7,759,500)
Total loans, net of allowance for loan losses	907,086,441	899,855,091	1	913,817,015	901,208,371
Office properties and equipment, net	36,623,001	37,538,630	(2)	37,584,386	37,964,714
Cash surrender value of bank-owned life insurance	19,419,577	18,930,780	3	19,295,469	19,163,110
Accrued interest receivable and other assets	36,659,756	44,701,554	(18)	36,433,586	37,451,687
Total Assets	$ 1,234,806,633	$ 1,259,009,295	(2)	$ 1,233,855,857	$ 1,221,414,610

Liabilities
Deposits	$ 1,030,971,854	$ 981,740,632	5%	$ 1,026,572,637	$ 993,572,593
Securities sold under repurchase agreements	20,036,906	20,710,415	(3)	20,204,822	20,370,892
Federal Home Loan Bank advances	19,000,000	102,531,304	(82)	25,000,000	47,500,000
Accrued interest payable and other liabilities	5,895,559	5,951,204	(1)	5,296,062	5,827,369
Total Liabilities	1,075,904,319	1,110,933,555	(3)	1,077,073,521	1,067,270,854

Shareholders' Equity
Common stock	72,181	89,771	(20)%	91,322	90,088
Additional paid-in capital	74,650,401	92,667,831	(19)	94,932,283	93,332,108
Treasury stock	-	(28,448,439)	-	(30,372,933)	(28,572,891)
Common stock acquired by benefit plans	(4,932,606)	(5,333,648)	(8)	(5,023,070)	(5,112,340)
Retained earnings	87,993,318	87,915,225	0	95,449,153	93,101,915
Accumulated other comprehensive income	1,119,020	1,185,000	(6)	1,705,581	1,304,876
Total Shareholders' Equity	158,902,314	148,075,740	7	156,782,336	154,143,756
Total Liabilities and Shareholders' Equity	$ 1,234,806,633	$ 1,259,009,295	(2)	$ 1,233,855,857	$ 1,221,414,610

HOME BANCORP, INC. AND SUBSIDIARY
CONDENSED STATEMENTS OF INCOME

	For The Three Months Ended			For the Six Months Ended
	June 30,		%	June 30,		%
	2015	2014	Change	2015	2014	Change
Interest Income
Loans, including fees	$ 12,620,586	$ 12,922,738	(2)%	$ 24,981,549	$ 24,407,184	2%
Investment securities	902,115	970,319	(7)	1,812,236	2,021,166	(10)
Other investments and deposits	65,319	46,522	40	99,071	77,680	28
Total interest income	13,588,020	13,939,579	(3)	26,892,856	26,506,030	2

Interest Expense
Deposits	700,657	704,051	(1)%	1,385,636	1,326,616	4%
Securities sold under repurchase agreements	18,634	18,634	-	37,063	35,309	5
Federal Home Loan Bank advances	103,888	115,270	(10)	213,193	231,481	(8)
Total interest expense	823,179	837,955	(2)	1,635,892	1,593,406	3
Net interest income	12,764,841	13,101,624	(3)	25,256,964	24,912,624	1
Provision for loan losses	294,138	810,953	(64)	832,625	955,969	(13)
Net interest income after provision for loan losses	12,470,703	12,290,671	1	24,424,339	23,956,655	2

Noninterest Income
Service fees and charges	954,545	976,977	(2)%	1,846,664	1,773,070	4%
Bank card fees	637,688	569,132	12	1,203,272	1,025,116	17
Gain on sale of loans, net	267,839	438,604	(39)	641,012	600,465	7
Income from bank-owned life insurance	124,108	115,193	8	256,467	225,834	14
Gain on the sale of securities, net	-	-	-	-	1,826	-
Other income	54,641	152,240	(64)	170,089	281,814	(40)
Total noninterest income	2,038,821	2,252,146	(10)	4,117,504	3,908,125	5

Noninterest Expense
Compensation and benefits	6,062,625	5,712,343	6%	11,823,412	12,507,150	(6)%
Occupancy	1,166,929	1,191,230	(2)	2,338,210	2,205,560	6
Marketing and advertising	112,654	244,218	(54)	222,982	451,459	(51)
Data processing and communication	915,140	1,060,231	(14)	1,858,472	2,432,054	(24)
Professional fees	475,235	228,392	108	713,409	715,502	(0)
Forms, printing and supplies	133,028	201,299	(34)	277,838	363,220	(24)
Franchise and shares tax	147,272	184,385	(20)	294,544	368,771	(20)
Regulatory fees	296,942	255,662	16	577,409	484,039	19
Foreclosed assets, net	259,788	319,251	(19)	495,570	681,136	(27)
Other expenses	658,715	973,156	(32)	1,345,568	1,418,323	(5)
Total noninterest expense	10,228,328	10,370,167	(1)	19,947,414	21,627,214	(8)
Income before income tax expense	4,281,196	4,172,650	3	8,594,429	6,237,566	38
Income tax expense	1,441,359	1,420,025	2	2,906,828	2,051,485	42
Net income	$ 2,839,837	$ 2,752,625	3	$ 5,687,601	$ 4,186,081	36

Earnings per share - basic	$ 0.42	$ 0.42	-%	$ 0.85	$ 0.64	33%
Earnings per share - diluted	$ 0.41	$ 0.40	3	$ 0.81	$ 0.61	33

Cash dividends declared per common share	$ 0.07	$ -	-%	$ 0.14	$ -	-%

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY FINANCIAL INFORMATION

	For The Three Months Ended			For The Three
	June 30,		%	Months Ended	%
	2015	2014	Change	March 31, 2015	Change
(dollars in thousands except per share data)
EARNINGS DATA
Total interest income	$ 13,588	$ 13,940	(3)%	$ 13,305	2%
Total interest expense	823	838	(2)	813	1
Net interest income	12,765	13,102	(3)	12,492	2
Provision for loan losses	294	811	(64)	538	(45)
Total noninterest income	2,039	2,252	(10)	2,079	(2)
Total noninterest expense	10,229	10,371	(1)	9,720	5
Income tax expense	1,441	1,420	2	1,465	(2)
Net income	$ 2,840	$ 2,752	3	$ 2,848	(0)

AVERAGE BALANCE SHEET DATA
Total assets	$ 1,249,232	$1,246,300	0%	$ 1,226,220	2%
Total interest-earning assets	1,144,444	1,130,683	1	1,118,484	2
Totals loans	915,874	898,123	2	919,109	(0)
Total interest-bearing deposits	783,943	734,999	7	742,601	6
Total interest-bearing liabilities	823,196	851,987	(3)	798,337	3
Total deposits	1,050,195	982,371	7	1,011,658	4
Total shareholders' equity	158,659	146,807	8	156,061	2

SELECTED RATIOS (1)
Return on average assets	0.91%	0.88%	3%	0.93%	(2)%
Return on average equity	7.16	7.50	(5)	7.30	(2)
Efficiency ratio (2)	69.09	67.54	2	66.70	4
Average equity to average assets	12.70	11.78	8	12.73	(0)
Tier 1 leverage capital ratio(3)	12.21	11.11	10	11.96	2
Total risk-based capital ratio(3)	18.10	17.20	5	17.74	2
Net interest margin (4)	4.47	4.64	(4)	4.51	(1)

PER SHARE DATA
Basic earnings per share	$ 0.42	$ 0.42	-%	$ 0.43	(2)%
Diluted earnings per share	0.41	0.40	3	0.41	-
Book value at period end	22.01	20.86	6	21.89	1
Tangible book value at period end	21.47	20.20	6	21.32	1

PER SHARE DATA
Shares outstanding at period end	7,218,009	7,097,270	2%	7,163,649	1%
Weighted average shares outstanding
Basic	6,694,751	6,532,620	3%	6,633,544	1%
Diluted	6,974,249	6,903,323	1	6,962,340	-

(1)	With the exception of end-of-period ratios, all ratios are based on average monthly balances during the respective periods.

(2)	The efficiency ratio represents noninterest expense as a percentage of total revenues. Total revenues is the sum of net interest income and noninterest income.

(3)	Capital ratios are end of period ratios for the Bank only.

(4)	Net interest margin represents net interest income as a percentage of average interest-earning assets. Taxable equivalent yields are calculated using a marginal tax rate of 35%.

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY CREDIT QUALITY INFORMATION

	June 30, 2015			March 31, 2015			June 30, 2014
	Acquired	Originated	Total	Acquired	Originated	Total	Acquired	Originated	Total
(dollars in thousands)
CREDIT QUALITY(1) (2)
Nonaccrual loans	$ 9,242	$ 2,817	$ 12,059	$ 14,703	$ 2,752	$ 17,455	$ 14,996	$ 4,602	$ 19,598
Accruing loans past due 90 days and over	-	-	-	-	-	-	-	-	-
Total nonperforming loans	9,242	2,817	12,059	14,703	2,752	17,455	14,996	4,602	19,598
Foreclosed assets	4,372	1,832	6,204	2,991	1,886	4,877	6,916	16	6,932
Total nonperforming assets	13,614	4,649	18,263	17,694	4,638	22,332	21,912	4,618	26,530
Performing troubled debt restructurings	501	686	1,187	508	496	1,004	81	134	215
Total nonperforming assets and troubled debt restructurings
	$ 14,115	$ 5,335	$ 19,450	$ 18,202	$ 5,134	$ 23,336	$ 21,993	$ 4,752	$ 26,745

Nonperforming assets to total assets			1.48%			1.81%			2.11%
Nonperforming loans to total assets			0.98			1.41			1.56
Nonperforming loans to total loans			1.32			1.89			2.16
Allowance for loan losses to nonperforming assets			46.35			37.04			29.24
Allowance for loan losses to nonperforming loans			70.20			47.39			39.58
Allowance for loan losses to total loans			0.92			0.90			0.85

Year-to-date loan charge-offs			$ 233			$ 59			$197
Year-to-date loan recoveries			107			33			81
Year-to-date net loan charge-offs			$ 126			$ 26			$ 116
Annualized YTD net loan charge-offs to total loans			0.03%			0.01%			0.03%

(1)

Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due.  Nonperforming assets consist of nonperforming loans and repossessed assets.  It is our policy to cease accruing interest on loans 90 days or more past due.  Repossessed assets consist of assets acquired through foreclosure or acceptance of title in-lieu of foreclosure.

(2)	Asset quality information includes certain assets covered under FDIC loss sharing agreements. Such assets covered by FDIC loss sharing agreements are included in "Acquired" assets.

Logo - http://photos.prnewswire.com/prnh/20130429/MM04092LOGO

CONTACT: John W. Bordelon, President and CEO (337) 237-1960